Exhibit 99.1

Contact:	Allison + Partners
Provectus Biopharmaceuticals, Inc.	Tom Smith, Managing Director –
Timothy C. Scott, President	Investor Relations
Phone: 866-594-5999	Phone: 646-428-0653

FOR IMMEDIATE RELEASE

PROVECTUS BIOPHARMACEUTICALS ANNOUNCES TERMS

OF DEFINITIVE FINANCING COMMITMENT

KNOXVILLE, TN, March 23, 2017 — Provectus Biopharmaceuticals, Inc. (OTCQB: PVCT, www.provectusbio.com) (“Provectus” or the “Company”), a clinical-stage oncology and dermatology biopharmaceutical company, today disclosed terms of the previously announced Definitive Financing Commitment Term Sheet (the “Definitive Financing”) it entered into on March 19 with a group of the Company’s stockholders, who are referred to in the Definitive Financing as “PRH Group” in a Form 8-K filed with the Securities and Exchange Commission.

The members of PRH Group include Edward Pershing (serving exclusively in an advisory capacity only); Dominic Rodrigues and Bruce Horowitz, who were previously named as special advisers to the Board of Directors of Provectus (“the Board”) on February 23; and additional members as the PRH Group may determine at its sole discretion.

Under the Definitive Financing, PRH Group would undertake best efforts to arrange for a financing of a minimum of $10 million and a maximum of $20 million, which would be provided to Provectus in several tranches. The structure of the Definitive Financing takes the form of a secured loan that would convert into a new series of preferred stock with a liquidation preference upon the sale, dissolution or liquidation of the Company, a conversion into common stock that prices one common share at approximately $0.29, and customary voting rights on an as-converted basis.

Within the next 30 days or sooner, a total of $5 million will be made available to the Company, comprised of the acceleration of the remainder of the $2.5 million from the previously announced promissory note issued to Eric Wachter, Ph.D., co-founder and Chief Technology Officer, and an additional $2.5 million from PRH Group. Once funded, the $5 million will become secured convertible promissory notes from the Company to each Investor.

Three current members of the Board will resign simultaneously upon the PRH Group’s funding of the $2.5 million tranche into escrow, and PRH Group will nominate three new directors for approval by and appointment to the Board. Additionally, the Company has agreed that, as soon as practicable after the funding of the second tranche of the financing, in which PRH Group intends to raise an additional $5 million by June 30, 2017, the two remaining current Board members will resign and be replaced by two new directors appointed to and approved by the Board.

PRH Group is joining with the Company to expand its current search for additional executives with biotechnology and pharmaceutical industry experience, including but not limited to a new Chief Executive Officer.

Dominic Rodrigues said “PRH Group believes the fundamentally strong value of Provectus’ asset base and intellectual property has attracted the initial interest of highly qualified managerial talent. As the Company reestablishes a sound financial foundation, PRH Group is confident that Provectus will be well positioned to hire talented and experienced executives and managers. We are delighted to be a part of Provectus’ evolution as a biopharmaceutical company by guiding its advancement of clinical development programs to develop vitally needed new treatments to help cancer patients.”

About Provectus

Provectus is a clinical-stage biopharmaceutical company developing new therapies for the treatment of solid tumor cancers and dermatologic diseases. Provectus’ investigational oncology drug, PV-10, is an oncolytic immunotherapy currently enrolling patients in Phase 3 clinical trials for metastatic melanoma. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. PH-10, its topical investigational drug, has completed Phase 2 clinical trials as a treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus, please visit the Company’s website at www.provectusbio.com or contact Allison + Partners.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015, as supplemented by those described in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016) and the following:

•	Provectus’ potential receipt of sales from PV-10 and PH-10, transaction fees, licensing and royalty payments; payments in connection with the Company’s liquidation, dissolution or winding up, or any sale, lease, conveyance or other disposition of any intellectual property relating to PV-10 or PH-10;
•	our ability to raise additional capital if we determine to commercialize PV-10 and/or PH-10 on our own;
•	our ability to close on an equity financing from PRH; and
•	whether our securities remain listed on the NYSE MKT.

###